Exhibit 99.1

Citizens Capital Corp. Enters Contract to Acquire Downtown Dallas Industrial Warehouse; Plans Development of Urban, Mixed Use, Rental Community and Seeks Additional Deal Flow

Dallas, Texas, April 17, 2012 — Citizens Capital Corp. (the “Company”- OTC:CAAP) announced today that through Stewart Title Company it has entered into a contract with Dallas, Texas based 2930 Canton Street Inc. (“2930 CSI”) for the acquisition of a Downtown Dallas industrial warehouse (the “Warehouse”).  At the close of the warehouse acquisition transaction, the Company intends to utilize the Warehouse to actively pursue its new jobs creation initiative in conjunction with the planned redevelopment and construction of an urban themed, mixed use, rental community. Further, the Company is also seeking to increase its corporate M&A deal flow as part of its ongoing pursuit of additional, strategic acquisition candidates.

On April 10, 2012, the Company previously announced that pursuant to third party Escrow Agency (“Escrow”), private investor and selling shareholder, Corporate Services Trust (“CST”), intends, subject to market and other conditions, to sale 1,200,000 non-dilutive, shares of Citizens Capital Corp.; Class A; common stock (the “Common Stock” – CUSIP 174445106) in secondary market transactions with investors and eligible DTC participants. The transaction consist of 1,200,000 shares of Citizens Capital Corp.; Class A; common stock at $5.00 per share for an aggregate transaction amount of $6,000,000, if fully transacted. The Company is not issuing or selling any additional shares and will not receive any of the proceeds from the secondary market sale of the common stock.  Subsequent to the close of the Escrow transaction by CST, the Company and CST have agreed in principal to enter into a $5,000,000 revolving Line of credit, loan agreement (the “Loan”).  Net proceeds from the loan will be used by the Company to (i) facilitate corporate growth; (ii) create new jobs, (iii) fund the Company’s corporate and/or asset acquisition initiatives as executed by itself and/or its subsidiary units; and (iv) for working capital and general corporate purposes.

Billy D. Hawkins, CEO of Citizens Capital Corp., says “Our focus is on maximizing shareholder value and creating new jobs.  With the Warehouse transaction, we will be able to generate a meaningful number of new jobs.” Hawkins says, “We would like to increase our acquisition deal flow and enhance shareholder value through various strategic, roll up opportunities. Says Hawkins, “We are particularly interested in adding those operating assets which typically result from a corporate divestiture, reorganization or which result from a strategic exit by a private equity portfolio company.”

The Common Stock is being sold in secondary market transactions with investors and eligible DTC participants. The Common Stock is subject to a previous effective registration statement dated May 16, 1999 pursuant to the Exchange Act of 1934, as amended (the “Exchange Act”).

This press release is being issued pursuant to Regulation FD under the Exchange Act of 1934 (the “Exchange Act”), as amended. Nothing in this press release shall constitute or be construed as an offering by Citizens Capital Corp. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Citizens Capital Corp.

Citizens Capital Corp. is a Dallas, Texas based emerging growth, diversified, acquisition oriented holding company. The Company seeks to maximize shareholder value by acquiring and/or internally developing those operating entities, assets and/or marketing rights which may provide the Company and its shareholders with an entrance into new market segments or serve as a complimentary addition to existing operations, assets, products and/or services.

Source: Citizens Capital Corp.

For Further Information Contact:
Billy D. Hawkins, CEO
Telephone: (469) 359-3868
Email: citizenscapitalcorp@gmail.com

This press release contains forward-looking statements regarding the future performance of Citizens Capital Corp. (the “Company”). These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. Additional cautionary statements regarding other “risk factors” that could have an effect on the future performance of Citizens Capital Corp. are contained in the Company’s periodic reports on file with the Securities and Exchange Commission (“SEC”), including its reports on Forms 10-K, 10-Q and 8-K, if any.  Prior to investing any monies, please read the Company’s periodic reports on Forms 10-K, 10-Q and 8-K, if any, filed with the SEC. Citizens Capital Corp. undertakes no obligation to release publicly the result of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect occurrences of unanticipated events.